Filed Pursuant to Rule 424(b)(5)
Registration No. 333-223585

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement has been filed with the Securities and Exchange Commission and is effective. This preliminary prospectus supplement and the accompanying prospectus are not offers to sell securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated May 11, 2020

Preliminary prospectus supplement

(To Prospectus dated March 12, 2018)

$100,000,000

Common stock

We are offering $100,000,000 of shares of our common stock pursuant to this prospectus supplement. Our common stock is listed for trading on The Nasdaq Global Market under the symbol “AKBA.” On May 8, 2020, the closing price of our common stock on The Nasdaq Global Market was $11.98 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-10 of this prospectus supplement as well as the accompanying prospectus and the documents we have filed with the Securities and Exchange Commission (the “SEC”) that are incorporated by reference herein for more information before you make any investment in our common stock.

	Per share	Total

Public offering price	$	$

Underwriting discounts and commissions(1)	$	$

Proceeds, before expenses, to us	$	$

(1)	We refer you to “Underwriting” beginning on page S-19 of this prospectus supplement for more information regarding underwriting compensation.

The underwriters may also purchase up to an additional $15,000,000 of shares of common stock from us on the same terms and conditions as set forth above within 30 days from the date of this prospectus supplement. If the underwriters exercise the option in full, the total underwriting discounts and commissions will be $            , and the total proceeds, before expenses, to us will be $            .

Neither the SEC nor any state securities regulator has approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the shares will be made on or about                 , 2020.

Book-Running Managers

J.P. Morgan	Piper Sandler

Lead Managers

BTIG	Mizuho Securities

Co-Manager

H.C. Wainwright & Co.

The date of this prospectus supplement is                 , 2020.

Prospectus supplement

S-i

About this prospectus supplement

This document has two parts: (1) this prospectus supplement, which describes the terms of the common stock that we are currently offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein or therein, and (2) the accompanying prospectus, which provides general information about us. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus or any document incorporated by reference herein or therein filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the prospectus supplement or the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein or in the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Neither we nor the underwriters have authorized anyone to provide you with any additional information or any information that is different from that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus provided in connection with this offering. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the underwriters are making any offer to sell these securities in any jurisdiction where the offer or sale is not permitted. This prospectus supplement, the accompanying prospectus, any free writing prospectus provided in connection with this offering and the documents incorporated by reference herein and therein are accurate only as of their respective dates, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus or any such free writing prospectus. Our business, operating results, financial condition and prospects may have changed since those dates.

It is important for you to read and consider all the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus provided in connection with this offering before making your investment decision. You should also read and consider the information in the documents to which we have referred you in the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in this prospectus supplement and “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in the accompanying prospectus.

We own or have rights to trademarks, trade names and copyrights that we use in connection with the operation of our business, including our corporate names, logos and website names. Solely for convenience, some of the trademarks, trade names and copyrights referred to in this prospectus supplement and the accompanying prospectus are listed without the customary symbols, but we will assert, to the fullest extent permitted by applicable law, our rights to our trademarks, service marks, trade names and copyrights. The trademarks, trade names and service marks appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein are the property of their respective owners.

Unless stated otherwise or the context otherwise requires, we use the terms “Akebia,” “Akebia Therapeutics,” “we,” “us” and “our” in this prospectus supplement to refer to Akebia Therapeutics, Inc. and its subsidiaries, including Keryx Biopharmaceuticals, Inc. (“Keryx”). When we refer to “you” or “yours” we mean the investors and potential investors in the shares of common stock offered hereby.

Cautionary note regarding forward-looking statements

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein and any free writing prospectus provided in connection with this offering contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which represent our expectations or beliefs concerning future events and that involve substantial risks and uncertainties. All statements contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, other than statements of historical fact, are forward-looking statements. These forward-looking statements may be accompanied by words such as “anticipate,” “believe,” “build,” “can,” “contemplate,” “continue,” “could,” “should,” “designed,” “estimate,” “project,” “expect,” “forecast,” “future,” “goal,” “intend,” “likely,” “may,” “plan,” “possible,” “potential,” “predict,” “strategy,” “seek,” “target,” “will,” “would,” and other words and terms of similar meaning, although not all forward-looking statements contain these identifying words. These forward-looking statements include, but are not limited to, statements about:

•

the potential direct or indirect impact of the coronavirus 2 (SARS-CoV-2) pandemic on our business, operations, and the markets and communities in which we and our partners, collaborators, vendors and customers operate;

•

the potential therapeutic benefits, safety profile, and effectiveness of our product candidates, including the potential for vadadustat to set a new standard of care in the treatment of anemia due to chronic kidney disease;

•	the timing, investment and associated activities involved in continued commercialization of Auryxia® (ferric citrate);

•

the potential indications, demand and market potential and acceptance of our product and product candidates, including our estimates regarding the potential market opportunity for Auryxia, vadadustat or any other product candidates and the size of eligible patient populations;

•	the potential therapeutic applications of the hypoxia inducible factor (“HIF”), pathway;

•	our pipeline, including its potential, and our research and development activities;

•	our competitive position, including estimates, developments and projections relating to our competitors and their products and product candidates, and our industry;

•

our expectations with respect to (i) the anticipated financial impact and potential benefits to us related to our merger with Keryx that was completed on December 12, 2018 (the “Merger”), (ii) integration of the businesses subsequent to the Merger, and (iii) other matters related to the Merger;

•

our expectations, projections and estimates regarding our capital requirements, need for additional capital, financing our future cash needs, costs, expenses, revenues, capital resources, cash flows, financial performance, profitability, tax obligations, liquidity, growth, contractual obligations, the period of time our cash resources and collaboration funding will fund our current operating plan, internal control over financial reporting and remediation of any deficiencies, and disclosure controls and procedures;

•	the timing of the availability and disclosure of clinical trial data and results;

•

our and our collaborators’ strategy, plans and expectations with respect to the development, manufacturing, commercialization, launch, marketing and sale of our product candidates, and the associated timing thereof;

•	the designs of our studies, and the type of information and data expected from our studies and the expected benefits thereof;

•	the timing of or likelihood of regulatory filings and approvals, including labeling or other restrictions;

•

our ability to maintain any marketing authorizations we currently hold or will obtain, including our marketing authorizations for Auryxia and our ability to complete post-marketing requirements with respect thereto;

•

our ability to negotiate, secure and maintain adequate pricing, coverage and reimbursement terms and processes on a timely basis, or at all, with third-party payors for Auryxia or any other product candidate that may be approved;

•	the targeted timing of enrollment of our clinical trials;

•	the timing of initiation of our clinical trials and plans to conduct preclinical and clinical studies in the future;

•

the timing and amounts of payments from or to our collaborators and licensees, and the anticipated arrangements and benefits under our collaboration and license agreements, including with respect to milestones and royalties;

•

our intellectual property position, including obtaining and maintaining patents, and the timing, outcome and impact of administrative, regulatory, legal and other proceedings relating to our patents and other proprietary and intellectual property rights, as well as Abbreviated New Drug Applications filed by generic drug manufacturers and potential U.S. Food and Drug Administration approval thereof, and associated patent infringement suits that we have filed or may file, or other actions that we may take against such companies, and the timing and resolution thereof;

•	expected reliance on third parties, including with respect to the development, manufacturing, supply and commercialization of our product and product candidates;

•	accounting standards and estimates, their impact, and their expected timing of completion;

•	estimated periods of performance of key contracts;

•	our facilities, lease commitments, and future availability of facilities;

•	cybersecurity;

•	insurance coverage;

•	our employees, including our management team, employee compensation, employee relations, and our ability to attract and retain high quality employees;

•

the implementation of our business model, current operating plan, and strategic plans for our business, product candidates and technology, and business development opportunities including potential collaborations, alliances, mergers, acquisitions or licensing of assets; and

•	the timing, outcome and impact of current and any future legal proceedings.

These forward-looking statements involve risks and uncertainties, including those that are described in the “Risk Factors” section of this prospectus supplement and the “Risk Factors” section of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and in subsequent filings we make from time to time with the SEC that could cause our actual results, financial condition, performance or achievements to be materially different from those indicated in these forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. Unless otherwise stated, our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. You should not rely upon forward-looking statements as predictions of future events. Unless required by law, we will not undertake and we specifically disclaim any obligation to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of events, whether or not anticipated. In that respect, we wish to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. This prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein also contain estimates and other information concerning our industry and the markets for certain diseases, including data regarding the estimated size of those markets, and the incidence and prevalence of certain medical conditions. Unless otherwise expressly stated, we obtained this industry, market and other data from reports, research surveys, studies and similar data prepared by market research firms and other third parties, industry, medical and general publications, government data and similar sources.

Prospectus supplement summary

This summary highlights selected information included or incorporated by reference in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, and does not contain all of the information that may be important to you. You should carefully review this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, including the risks of investing in our common stock discussed under “Risk Factors” beginning on page S-10 of this prospectus supplement and under “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, and the consolidated financial statements and notes to those consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus, before making your investment decision.

Our business

Overview

We are a biopharmaceutical company with the purpose of bettering the lives of people impacted by kidney disease. Our lead investigational product candidate, vadadustat, is an oral therapy in Phase 3 development for two indications: (1) anemia due to chronic kidney disease (“CKD”) in adult patients on dialysis, and (2) anemia due to CKD in adult patients not on dialysis. We believe vadadustat has the potential to set a new oral standard of care for patients with anemia due to CKD, subject to regulatory approval, acting via a novel hypoxia inducible factor (“HIF”), pathway. At higher altitudes, the body responds to lower oxygen availability with stabilization of HIF, which can lead to red blood cell production and improved oxygen delivery to tissues. Our commercial product, Auryxia® (ferric citrate), is currently approved by the U.S. Food and Drug Administration (“FDA”) and marketed for two indications in the United States: (1) the control of serum phosphorus levels in adult patients with CKD on dialysis, and (2) the treatment of iron deficiency anemia in adult patients with CKD not on dialysis. This product is also approved and marketed in Japan as an oral treatment for the improvement of hyperphosphatemia in patients with CKD on dialysis and patients with CKD not on dialysis under the trade name Riona® (ferric citrate hydrate).

Vadadustat

In the second quarter of 2020, we announced positive top-line results from INNO2VATE, the first of our two global Phase 3 cardiovascular outcomes programs. The two INNO2VATE studies (Correction/Conversion and Conversion), which collectively enrolled 3,923 patients, evaluated the efficacy and safety of vadadustat versus darbepoetin alfa for the treatment of anemia due to CKD in adult patients on dialysis. Vadadustat achieved the primary and key secondary efficacy endpoint in each of the two INNO2VATE studies, demonstrating non-inferiority to darbepoetin alfa as measured by a mean change in hemoglobin (“Hb”), between baseline and the primary evaluation period (weeks 24 to 36) and secondary evaluation period (weeks 40 to 52). Vadadustat also achieved the primary safety endpoint of the INNO2VATE program, defined as non-inferiority of vadadustat versus darbepoetin alfa in time to first occurrence of major adverse cardiovascular events (“MACE”), which is the composite of all-cause mortality, non-fatal myocardial infarction, or non-fatal stroke across both INNO2VATE studies. Each analysis was measured against non-inferiority margins agreed upon with FDA and the European Medicines Agency.

We plan to file for regulatory approval in the United States and other regions upon successful completion of the global Phase 3 studies for vadadustat, which includes the PRO2TECT studies of vadadustat for the treatment of anemia due to CKD in adult patients not on dialysis that we expect to read out in mid-2020. In connection with our plan to file for regulatory approval for vadadustat in the United States, we entered into a letter agreement on February 14, 2020 (the “Letter Agreement”), with Vifor (International) Ltd. (“Vifor Pharma”), relating to Vifor Pharma’s agreement with a third party to purchase a Priority Review Voucher (the “PRV”), issued by FDA subject to satisfaction of customary closing conditions (the “PRV Purchase”). A PRV entitles the holder to priority review of a New Drug Application (“NDA”) or a Biologics License Application for a new drug, which reduces the target FDA review time to six months after official acceptance of the submission, and could lead to expedited approval. Pursuant to the Letter Agreement, we paid Vifor Pharma $10.0 million in connection with the closing of the PRV Purchase. Vifor Pharma is obligated to retain all rights to, and maintain the validity of, the PRV until we and Vifor Pharma (a) enter into a definitive agreement setting forth the financial and other terms by which Vifor Pharma will assign the PRV to us for use with our planned NDA for vadadustat for the treatment of anemia due to CKD in adult patients on dialysis and adult patients not on dialysis, or (b) make a mutual decision to sell the PRV and share the proceeds based on certain terms.

We plan to commercialize vadadustat, subject to FDA approval, in the United States with our existing nephrology-focused commercial organization, while also leveraging our collaboration with Otsuka Pharmaceutical Co. Ltd. (“Otsuka”), and its U.S. commercial organization. We also granted Otsuka exclusive rights to commercialize vadadustat in Europe, China and certain other markets, subject to marketing approvals. In Japan and certain other countries in Asia, we granted Mitsubishi Tanabe Pharma Corporation (“MTPC”) exclusive rights to commercialize vadadustat, subject to marketing approvals. In July 2019, MTPC submitted a Japanese New Drug Application to the Ministry of Health, Labor and Welfare in Japan for manufacturing and marketing approval of vadadustat as a treatment for anemia due to CKD, with regulatory approval expected in 2020. In addition, we granted Vifor Pharma an exclusive license to sell vadadustat solely to Fresenius Kidney Care Group LLC, which manages approximately 40% of the dialysis patients in the United States, at its U.S. dialysis clinics, and to certain third party dialysis organizations in the United States, approved by us, which account for up to an additional 20% of the dialysis market in the United States. The license granted to Vifor Pharma would be effective upon occurrence of all of the following conditions: FDA approval of vadadustat for the treatment of anemia due to CKD in adult dialysis-dependent patients, the earlier of a determination by the Centers for Medicare & Medicaid Services that vadadustat will be included in Medicare’s bundled reimbursement model or that vadadustat will be reimbursed using the Transitional Drug Add-On Payment Adjustment, and a milestone payment by Vifor Pharma.

Auryxia

We market Auryxia in the United States with our well-established, nephrology-focused commercial organization. Our Japanese sublicensee, Japan Tobacco, Inc., and its subsidiary, Torii Pharmaceutical Co., Ltd., commercialize Riona in Japan.

Our principal executive offices

We were incorporated in 2007 under the laws of the State of Delaware. Our principal executive offices are located at 245 First Street, Cambridge, Massachusetts, 02142. Our telephone number is (617) 871-2098. Our website address is www.akebia.com. The information contained in, and that can be accessed through, our website is not incorporated into and does not form a part of this prospectus supplement or the accompanying prospectus.

The offering

This summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus and documents incorporated by reference herein and therein. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus supplement and accompanying prospectus carefully, especially the “Risk Factors” section of this prospectus supplement and our financial statements and the related notes incorporated by reference herein, before making an investment decision.

Issuer	Akebia Therapeutics, Inc.

Common stock offered by Akebia	$100,000,000 of shares.

Common stock to be outstanding after this offering	138,598,685 shares, which is based an aggregate offering of $100,000,000 of our common stock at an assumed public offering price of $11.98 per share, the closing price of our common stock on The Nasdaq Global Market on May 8, 2020 (or 139,850,772 shares if the underwriters exercises their option to purchase additional shares).

Nasdaq Global Market symbol	“AKBA”

Use of proceeds	We expect to use the net proceeds from this offering for (i) clinical development of our lead product candidate, vadadustat, and discovery, research and preclinical studies of our other product candidates; (ii) pre-commercialization activities for vadadustat; and (iii) working capital, capital expenditures and other general corporate purposes, which may include the acquisition or in-license of additional compounds, product candidates or technology.

Risk factors	See “Risk Factors” beginning on page S-10 of this prospectus supplement, as well as the accompanying prospectus and the documents we have filed with the SEC that are incorporated by reference herein and therein.

The number of shares of common stock to be outstanding after this offering is based on 130,251,440 shares outstanding as of March 31, 2020 and excludes as of such date:

•

9,371,675 shares of common stock issuable upon exercise of stock options outstanding at a weighted-average exercise price of $9.52 per share and 6,735,970 shares of common stock issuable upon vesting of restricted stock units;

•

2,740,708 shares of common stock reserved for future issuance under our 2014 Incentive Plan, as amended, 5,600,968 shares of common stock reserved for future issuance under our Amended and Restated 2014 Employee Stock Purchase Plan; and

•	509,611 shares of common stock reserved for future issuance pursuant to an outstanding warrant at an exercise price of $9.81 per share.

Except as otherwise indicated, all information contained in this prospectus supplement:

•	assumes that the underwriters do not exercise their option to purchase additional shares; and

•	assumes no exercise of outstanding options or warrants or vesting of restricted stock units after March 31, 2020.

Risk factors

An investment in our common stock involves risks. You should carefully consider the risks described below, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including “Part II, Item IA—Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on May 5, 2020, before making an investment decision. In addition, please read “About this Prospectus Supplement” and “Cautionary Note Regarding Forward-Looking Statements” in this prospectus supplement, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus. Please note that additional risks not currently known to us or that we currently deem immaterial may also impair our business and operations.

Risks related to this offering

You will incur immediate and substantial dilution as a result of this offering.

The public offering price of our common stock will be substantially higher than the net tangible book value per share of our common stock. Therefore, if you purchase common stock in this offering, you will pay a price per share that substantially exceeds our as adjusted net tangible book value per share after this offering. To the extent shares subsequently are issued upon the exercise of options or warrants or the vesting of restricted stock units, you will incur further dilution. Based on an assumed public offering price of $11.98 per share, the closing price of our common stock on The Nasdaq Global Market on May 8, 2020, you will incur immediate and substantial dilution of $10.88 per share, representing the difference between our as adjusted net tangible book value per share, after giving effect to this offering, and the public offering price. See the section of this prospectus supplement entitled “Dilution” beginning on page S-14 for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

We have broad discretion in the use of net proceeds from this offering and may not use them effectively.

We currently intend to use the net proceeds from this offering for (i) clinical development of our lead product candidate, vadadustat, and discovery, research and preclinical studies of our other product candidates; (ii) pre-commercialization activities for vadadustat; and (iii) working capital, capital expenditures and other general corporate purposes, which may include the acquisition or in-license of additional compounds, product candidates or technology. See “Use of Proceeds” beginning on page S-11 of this prospectus supplement for further detail. Although we currently intend to use the net proceeds from this offering in such a manner, we will have broad discretion in the application of such net proceeds. Our failure to apply these funds effectively could affect our ability to continue to develop and commercialize our product candidates. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or loses value.

Use of proceeds

We estimate that the net proceeds from this offering will be approximately $93.9 million (or approximately $108 million if the underwriters exercise their option to purchase additional shares in full), after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for (i) clinical development of our lead product candidate, vadadustat, and discovery, research and preclinical studies of our other product candidates; (ii) pre-commercialization activities for vadadustat; and (iii) working capital, capital expenditures and other general corporate purposes, which may include the acquisition or in-license of additional compounds, product candidates or technology.

Our expected use of net proceeds from this offering represents our intentions based on our present plans and business conditions, which could change as our plans and business conditions evolve. The amount and timing of our actual expenditures will depend on numerous factors, including the results of our research and development efforts, the timing and success of preclinical studies, our ongoing clinical studies or clinical studies we may commence in the future, the timing of our continued commercialization efforts for Auryxia and our pre-commercialization efforts for vadadustat, the timing of regulatory submissions and feedback from regulatory authorities, the timing of commercialization efforts for vadadustat by MTPC in Japan, for which we supply drug product, as well as any business development opportunities and any unforeseen cash needs, including any unforeseen cash needs relating to the COVID-19 pandemic. As a result, our management will have broad discretion over the use of the net proceeds from this offering. Pending our use of the net proceeds from this offering, we may temporarily invest the net proceeds in investment-grade, interest-bearing securities.

We anticipate that the net proceeds from this offering, together with our existing cash resources and the funds expected to be received in connection with our collaborations, will be sufficient to enable us to fund our operating expenses and capital expenditure requirements well beyond the expected U.S. launch of our product candidate, vadadustat, assuming regulatory approval. We have based these estimates on assumptions that may prove to be wrong, including our assumptions with respect to the timing of receipt of regulatory approval and initial U.S. launch of vadadustat. Such assumptions may change due to many factors, including factors currently unknown to us. As a result, we could use our available capital resources sooner than we currently expect.

Dividend policy

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all of our future earnings, if any, to finance the development and growth of our business. In addition, the terms of our current debt agreements, including our credit facility with funds managed by Pharmakon Advisors LP, or future debt agreements may preclude us from paying dividends. As a result, capital appreciation, if any, of our common stock is expected to be our stockholders’ sole source of gain for the foreseeable future.

Capitalization

The following table sets forth our cash and cash equivalents, available for sale securities and capitalization as of March 31, 2020:

•	on an actual basis; and

•

on an as adjusted basis to reflect the sale of shares of common stock in this offering and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us and based on an assumed public offering price of $11.98 per share, the closing price of our common stock on The Nasdaq Global Market on May 8, 2020.

Our capitalization following the closing of this offering will be adjusted based on the actual public offering price and other terms of the offering determined at pricing. You should read the information in this “Capitalization” section in conjunction with our financial statements and the related notes and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, which are incorporated by reference in this prospectus supplement.

	As of March 31, 2020
	Actual	As adjusted
	(unaudited) (in thousands, except per share data)
Cash and cash equivalents and available for sale securities	$115,374	$209,229
Long-term debt, net	$76,072	$76,072

Stockholders’ equity:
Preferred stock, $0.00001 par value; 25,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.00001 par value; 175,000,000 shares authorized, 130,251,440 shares issued and outstanding actual; and 138,598,685 shares issued and outstanding, as adjusted	1	1
Additional paid-in capital	1,251,164	1,345,019
Accumulated deficit	(854,801)	(854,801)

Total stockholders’ equity	396,364	490,219

Total capitalization	$396,364	$490,219

The number of shares of common stock to be outstanding after this offering is based on 130,251,440 shares outstanding as of March 31, 2020 and excludes as of such date:

•

9,371,675 shares of common stock issuable upon exercise of stock options outstanding at a weighted-average exercise price of $9.52 per share and 6,735,970 shares of common stock issuable upon vesting of restricted stock units;

•

2,740,708 shares of common stock reserved for future issuance under our 2014 Incentive Plan, as amended, 5,600,968 shares of common stock reserved for future issuance under our Amended and Restated 2014 Employee Stock Purchase Plan; and

•	509,611 shares of common stock reserved for future issuance pursuant to an outstanding warrant at an exercise price of $9.81 per share.

Dilution

If you invest in our common stock, your interest will be diluted to the extent of the difference between the price per share you pay in this offering and the net tangible book value per share of our common stock immediately after this offering. Our net tangible book value of our common stock as of March 31, 2020 was approximately $59.2 million, or approximately $0.45 per share of common stock based on 130,251,440 shares outstanding as of March 31, 2020. Net tangible book value per share is equal to our total tangible assets, less our total liabilities, divided by the total number of shares outstanding as of March 31, 2020.

After giving effect to the sale by us of $100,000,000 of common stock at an assumed offering price of $11.98 per share, the closing price of our common stock on The Nasdaq Global Market on May 8, 2020, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of March 31, 2020 would have been approximately $153.1 million, or $1.10 per share. This would represent an immediate increase in net tangible book value of $0.65 per share to our existing stockholders and an immediate dilution in net tangible book value of $10.88 per share to new investors purchasing our common stock in this offering at the assumed public offering price. The following table illustrates this calculation on a per share basis:

Assumed offering price per share		$11.98
Net tangible book value per share as of March 31, 2020	$0.45
Increase in net tangible book value per share attributable to the offering	$0.65
As adjusted net tangible book value per share after giving effect to the offering		$1.10

Dilution in net tangible book value per share to new investors in the offering		$10.88

The information discussed above is illustrative only and will adjust based on the actual public offering price and other terms of this offering determined at pricing.

The foregoing table and discussion is based on 130,251,440 shares outstanding as of March 31, 2020 and excludes as of such date:

•

9,371,675 shares of common stock issuable upon exercise of stock options outstanding at a weighted-average exercise price of $9.52 per share and 6,735,970 shares of common stock issuable upon vesting of restricted stock units;

•

2,740,708 shares of common stock reserved for future issuance under our 2014 Incentive Plan, as amended, 5,600,968 shares of common stock reserved for future issuance under our Amended and Restated 2014 Employee Stock Purchase Plan; and

•	509,611 shares of common stock reserved for future issuance pursuant to an outstanding warrant at an exercise price of $9.81 per share.

The exercise of outstanding options or warrants to purchase shares of our common stock having an exercise price less than the public offering price would increase the dilutive effect to new investors.

This discussion of dilution, and the table quantifying it, assumes no issuance of up to $15.0 million in shares of common stock that we may sell to the underwriters upon exercise of their option to purchase additional shares. If the underwriters exercise in full their option to purchase additional shares at the assumed public offering price of $11.98 per share, the closing price of our common stock on The Nasdaq Global Market on May 8, 2020, the as adjusted net tangible book value after this offering would be approximately $1.20 per share, representing an increase in net tangible book value of approximately $0.75 per share to existing stockholders and immediate dilution in net tangible book value of approximately $10.78 per share to investors purchasing our common stock in this offering at the public offering price.

Material United States federal income and estate tax considerations for non-U.S. holders

The following is a discussion of material U.S. federal income and estate tax considerations relating to the purchase, ownership and disposition of our common stock by a non-U.S. holder. For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner (other than a partnership or other pass-through entity) of our common stock that is not, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons has authority to control all substantial decisions of the trust or if the trust has a valid election in effect to be treated as a U.S. person under applicable U.S. Treasury Regulations.

This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed U.S. Treasury Regulations promulgated thereunder, current administrative rulings, and judicial decisions, each as in effect as of the date of this prospectus supplement and all of which are subject to change or to differing interpretation, possibly with retroactive effect. Any change or differing interpretation could alter the tax consequences to non-U.S. holders described in this prospectus supplement. In addition, there can be no assurance that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described in this prospectus supplement.

This discussion addresses only non-U.S. holders that hold shares of our common stock as a capital asset (generally, property held for investment). This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances nor does it address the alternative minimum tax, the Medicare tax on net investment income or any aspects of U.S. state, local, or non-U.S. taxes.

This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder and does not address the special tax rules applicable to particular non-U.S. holders, such as:

•	insurance companies;

•	tax-exempt organizations;

•	financial institutions;

•	brokers or dealers in securities;

•	pension plans;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	owners that hold our common stock as part of a straddle, hedge, conversion transaction, synthetic security, or other integrated investment; and

•	certain U.S. expatriates.

In addition, this discussion does not address the tax treatment of partnerships or persons who hold their common stock through partnerships or other entities or arrangements that are pass-through entities for U.S. federal income tax purposes. A partner in a partnership or other pass-through entity that will hold our common stock should consult his, her, or its tax advisor regarding the tax consequences of the purchase, ownership, and disposition of our common stock through a partnership or other pass-through entity, as applicable.

Prospective investors should consult their tax advisors regarding the U.S. federal, state, local, and non-U.S. income and other tax considerations of acquiring, holding, and disposing of our common stock.

Dividends

As discussed under “Dividend Policy” above, we do not currently pay, and do not anticipate paying in the foreseeable future, cash dividends on shares of our common stock. In the event that we do make distributions on our common stock, those distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder’s capital, up to such non-U.S. holder’s adjusted tax basis in the common stock. Any remaining excess will be treated as capital gain, subject to the tax treatment described below under the heading “—Gain on Disposition of Common Stock.”

Subject to the discussion below on effectively connected income, dividends paid to a non-U.S. holder generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends or such lower rate as may be specified by an applicable income tax treaty between the United States and such non-U.S. holder’s country of residence. A non-U.S. holder of our common stock who claims the benefit of an applicable income tax treaty between the United States and such non-U.S. holder’s country of residence generally will be required to provide a properly executed IRS Form W-8BEN or W-8BEN-E (or successor form) and satisfy applicable certification and other requirements. A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim with the IRS. Non-U.S. holders are urged to consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

Dividends that are treated as effectively connected with a trade or business conducted by a non-U.S. holder within the United States and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder within the United States are generally exempt from the 30% withholding tax if the non-U.S. holder satisfies applicable certification and disclosure requirements. However, such U.S. effectively connected income is taxed on a net income basis at the same U.S. federal income tax rates applicable to United States persons (as defined in the Code). Any U.S. effectively connected income received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such non-U.S. holder’s country of residence.

Gain on disposition of common stock

A non-U.S. holder generally will not be subject to U.S. federal income tax on gain recognized on a disposition of our common stock unless:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States; in these cases, the non-U.S. holder will be taxed on a net income basis at the same U.S. federal income tax rates applicable to United States persons (as defined in the Code), and if the non-U.S. holder is a foreign corporation, an additional branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty, may also apply;

•	the non-U.S. holder is a nonresident alien present in the United States for 183 days or more in the taxable year of the disposition and certain other requirements are met, in which case the non-U.S. holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the net gain derived from the disposition, which may be offset by U.S.-source capital losses of the non-U.S. holder, if any, provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses; or

•	we are, or have been at any time during the five-year period preceding such disposition (or the non-U.S. holder’s holding period, if shorter), a “U.S. real property holding corporation,” unless our common stock is regularly traded on an established securities market and the non-U.S. holder held no more than 5% of our outstanding common stock, actually or constructively, during the shorter of the five year period ending on the date of the disposition or the period that the non-U.S. holder held our common stock. If we are determined to be a U.S. real property holding corporation and the foregoing exception does not apply, then the non-U.S. holder generally will be taxed on its net gain derived from the disposition at the U.S. federal income tax rates applicable to United States persons (as defined in the Code). Generally, a corporation is a “U.S. real property holding corporation” if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we believe that we are not currently, and we do not anticipate becoming, a “U.S. real property holding corporation” for U.S. federal income tax purposes. No assurance can be provided that our common stock will be regularly traded on an established securities market for purposes of the rule described above.

Information reporting and backup withholding

We must report annually to the IRS and to each non-U.S. holder the gross amount of the distributions on our common stock paid to such non-U.S. holder and the tax withheld, if any, with respect to such distributions. Non-U.S. holders may have to comply with specific certification procedures to establish that the holder is not a U.S. person (as defined in the Code) in order to avoid backup withholding at the applicable rate with respect to dividends on our common stock. Generally, a non-U.S. holder will comply with such procedures if it provides a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable Form W-8) or otherwise meets documentary evidence requirements for establishing that it is a non-U.S. holder, or otherwise establishes an exemption. Dividends paid to non-U.S. holders subject to withholding of U.S. federal income tax, as described above under the heading “—Dividends,” will generally be exempt from U.S. backup withholding.

Information reporting and backup withholding generally will apply to the proceeds of a disposition of our common stock by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement.

Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.

FATCA

Provisions of the Code commonly referred to as the Foreign Account Tax Compliance Act, or FATCA, generally impose a 30% withholding tax on dividends on, and gross proceeds from the sale or other disposition of, our common stock if paid to a foreign entity unless (i) if the foreign entity is a “foreign financial institution,” the foreign entity undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) if the foreign entity is not a “foreign financial institution,” the foreign entity identifies certain of its U.S. investors, or (iii) the foreign entity is otherwise exempted under FATCA.

Withholding under FATCA generally applies to payments of dividends on our common stock. While withholding under FATCA may apply to payments of gross proceeds from a sale or other disposition of our common stock, under proposed U.S. Treasury Regulations, withholding on payments of gross proceeds is not required. Although such regulations are not final, applicable withholding agents may rely on the proposed regulations until final regulations are issued.

If withholding under FATCA is required on any payment related to our common stock, investors not otherwise subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) on such payment may be required to seek a refund or credit from the IRS. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this section. Non-U.S. holders should consult their tax advisors regarding the possible implications of FATCA on their investment in our common stock and the entities through which they hold our common stock.

Federal estate tax

Common stock owned or treated as owned by an individual who is a non-U.S. holder (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes and, therefore, may be subject to U.S. federal estate tax, unless an applicable estate tax or other treaty provides otherwise.

The preceding discussion of material U.S. federal tax considerations is for prospective investors’ information only. It is not tax advice. Prospective investors should consult their tax advisors regarding the particular U.S. federal, state, local, and non-U.S. tax consequences of purchasing, holding, and disposing of our common stock, including the consequences of any proposed changes in applicable laws.

Underwriting

We are offering the shares of common stock described in this prospectus supplement through J.P. Morgan Securities LLC and Piper Sandler & Co., acting as book-running managers and as representatives of the underwriters of the offering. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table:

Name	Number of shares
J.P. Morgan Securities LLC
Piper Sandler & Co.
BTIG, LLC
Mizuho Securities USA LLC
H.C. Wainwright & Co., LLC

Total

The underwriters are committed to purchase all the shares of common stock offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus supplement and part to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the underwriters.

The underwriters have an option to buy up to an additional $15,000,000 of shares of common stock from us. The underwriters have 30 days from the date of this prospectus supplement to exercise this option to purchase additional shares. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $         per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without option to purchase additional shares exercise	With full option to purchase additional shares exercise
Per Share	$	$
Total	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $95,000. We have also agreed to reimburse the underwriters for certain of their expenses in an amount of up to $20,000.

A prospectus in electronic format may be made available on the web sites maintained by the underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters to selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that, without the prior written consent of J.P. Morgan Securities LLC and Piper Sandler & Co., we will not, and our directors and officers have agreed that, without the prior written consent of J.P. Morgan Securities LLC, they will not, during the period ending 60 days after the date of this prospectus supplement (the “restricted period”), subject to certain exceptions, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock, (ii) file any registration statement with the SEC relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, or (iii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, in each case, whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

Our common stock is listed on The Nasdaq Global Market under the symbol “AKBA”.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising its option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on The Nasdaq Global Market, in the over-the-counter market or otherwise.

In addition, in connection with this offering the underwriters (and selling group members) may engage in passive market making transactions in our common stock on The Nasdaq Global Market prior to the pricing and completion of this offering. Passive market making consists of displaying bids on The Nasdaq Global Market no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market making is commenced, it may be discontinued at any time.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive, no offer of shares of common stock which are the subject of the offering has been, or will be made to the public in that Member State, other than under the following exemptions under the Prospectus Directive:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 (or, if the Member State has implemented the relevant provision of the Prospectus Directive, 150) natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the underwriters for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares of common stock referred to in (a) to (c) above shall result in a requirement for the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or any measure implementing the Prospectus Directive in a Member State, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person located in a Member State to whom any offer of shares is made or who receives any communication in respect of an offer of shares, or who initially acquires any shares, will be deemed to have represented, warranted, acknowledged and agreed to and with the underwriters that (1) it is a “qualified investor” within the meaning of the law in that Member State implementing Article 2(1)(e) of the Prospectus

Directive; and (2) in the case of any shares acquired by it as a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the underwriters has been obtained with respect to each such proposed offer or resale; or where shares have been acquired by it on behalf of persons in any Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

The underwriters, their respective affiliates and others will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.

This prospectus supplement has been prepared on the basis that any offer of shares in any Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Member State of shares which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. The underwriters have not authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the underwriters to publish a prospectus for such offer.

For the purposes of this provision, the expression an “offer of shares of common stock to the public” in relation to any shares of common stock in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe for the shares of common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

The above selling restriction is in addition to any other selling restrictions set out below.

This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

The shares of common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (SIX) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland.

Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (CISA). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (DFSA). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (ASIC), in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (Corporations Act), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (Exempt Investors) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 71) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares that are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this supplement prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of Non-CIS Securities may not be circulated or distributed, nor may the Non-CIS Securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (SFA), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Non-CIS Securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Non-CIS Securities pursuant to an offer made under Section 275 of the SFA except:

(i) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(ii) where no consideration is or will be given for the transfer;

(iii) where the transfer is by operation of law;

(iv) as specified in Section 276(7) of the SFA; or

(v) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Legal matters

The validity of the shares of common stock offered hereby will be passed upon for us by Wilmer Cutler Pickering Hale and Dorr LLP. Certain legal matters will be passed upon for the underwriters by Latham & Watkins LLP.

Experts

The consolidated financial statements of Akebia Therapeutics, Inc. appearing in Akebia Therapeutics, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2019, and the effectiveness of Akebia Therapeutics Inc.’s internal control over financial reporting as of December 31, 2019, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, which conclude, among other things, that Akebia Therapeutics, Inc. did not maintain effective internal control over financial reporting as of December 31, 2019, based on Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework), because of the effects of the material weakness described therein, incorporated by reference therein, and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Akebia Therapeutics, Inc.’s wholly owned subsidiary, Keryx Biopharmaceuticals, Inc., as of and for the years ended December 31, 2017, 2016 and 2015 have been audited by UHY LLP, an independent registered public accounting firm, as set forth in their report dated February 21, 2018, incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Where you can find more information

We are subject to the information and reporting requirements of the Exchange Act, under which we are required to file annual and quarterly reports, current reports, proxy and information statements and other information with the SEC. We make these documents publicly available, free of charge, on our website at www.akebia.com after filing such documents with the SEC. The information contained on our website is not part of this prospectus supplement. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. You can read our SEC filings, including the registration statement, on the SEC’s website.

We have filed a registration statement on Form S-3 with the SEC under the Securities Act with respect to the securities being offered pursuant to this prospectus supplement. This prospectus supplement and the accompanying prospectus omit certain information contained in the registration statement on Form S-3, as permitted by the SEC. Refer to the registration statement on Form S-3, including the exhibits, for further information about us and the securities being offered pursuant to this prospectus supplement. Statements in this prospectus supplement and the accompanying prospectus regarding the provisions of documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained through the SEC’s website.

Incorporation of certain information by reference

We incorporate by reference in this prospectus supplement and the accompanying prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, (in each case, other than those documents or the portions of those documents not deemed to be filed) until we have sold all of the securities to which this prospectus supplement relates. Any statement in a document incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. Any statement in a document incorporated by reference in this prospectus supplement and the accompanying prospectus will be deemed to be modified or superseded to the extent a statement contained in this prospectus supplement, the accompanying prospectus or any subsequently filed document that is incorporated by reference in this prospectus supplement and the accompanying prospectus modifies or supersedes such statement. Because we are incorporating by reference future filings with the SEC, this prospectus supplement and the accompanying prospectus are continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus supplement and the accompanying prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus supplement, the accompanying prospectus or in any document previously incorporated by reference herein or therein have been modified or superseded.

We incorporate by reference in this prospectus supplement the documents set forth below that have been previously filed with the SEC and any future filings we make with the SEC, under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) until the termination or completion of the offering of the shares of common stock to which this prospectus supplement and the accompanying prospectus relate:

•

our Annual Report on Form  10-K for the year ended December 31, 2019, filed with the SEC on March 12, 2020, including the information specifically incorporated by reference into our Annual Report on Form 10-K from our definitive proxy statement for the 2020 Annual Meeting of Stockholders, filed with the SEC on April 23, 2020, as supplemented on April 23, 2020;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, filed with the SEC on May 5, 2020;

•	our Current Reports on Form 8-K filed on February 18, 2020, March 12, 2020, April 7, 2020, April 8, 2020 and April 20, 2020;

•	Exhibits 99.1 and 99.2 to our Annual Report on Form 10-K for the year ended December 31, 2018, filed on March 26, 2019; and

•

Description of Capital Stock, which is contained in our Registration Statement on Form 8-A, as filed with the SEC on March 12, 2014, including any amendments or reports filed for the purpose of updating such description.

We will provide without charge to each person, including beneficial owners, to whom a copy of this prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference (other than exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents). Requests should be directed to Investor Relations, Akebia Therapeutics, Inc., 245 First Street, Cambridge, Massachusetts 02142 or may be made by phone by calling (617) 871-2098.

PROSPECTUS

Akebia Therapeutics, Inc.

Common Stock

Preferred Stock

Warrants

Units

We may offer and sell from time to time, in one or more series or issuances and on terms that we will determine at the time of the offering, shares of our common stock, preferred stock or warrants, as well as units comprised of these securities, as described in this prospectus. The preferred stock and warrants may be convertible into, or exercisable or exchangeable for, common or preferred stock or other securities of Akebia Therapeutics, Inc. In addition, selling security holders to be named in a prospectus supplement may offer and sell our securities from time to time in one or more transactions in amounts, at prices and on terms that will be determined at the time of offering.

This prospectus describes some of the general terms of these securities. The specific terms of the securities to be offered and other information as to the terms and matters related to a specific offering will be described in one or more prospectus supplements to this prospectus. The prospectus supplements may also add to, update or change the information contained in this prospectus. This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement. You should read carefully both this prospectus and any prospectus supplement before making your investment decision.

These securities may be offered and sold in the same offering or in separate offerings, to or through underwriters, dealers, and agents or directly to purchasers. The names of any underwriters, dealers or agents involved in the sale of our securities and their compensation will be described in the applicable prospectus supplement.

Our common stock is traded on The NASDAQ Global Market under the symbol “AKBA.”

Investing in our securities involves risks. See “Risk Factors” on page 3 and in the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated March 12, 2018.

You should rely only on the information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to give you information different from that contained in this prospectus. We are not making an offer to sell these securities in any jurisdiction where the offer is not permitted. The information contained in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of when this prospectus is delivered or when any sale of our securities occurs. Our business, financial condition, results of operations and prospects may have changed since that date.

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may offer to sell any combination of the securities described in this prospectus in one or more offerings and selling securityholders may offer such securities owned by them from time to time. Each time we or selling securityholders sell securities under this shelf registration statement, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and the applicable prospectus supplement, including all documents incorporated herein and therein by reference, together with additional information described under “Where You Can Find More Information” below.

This prospectus does not include all of the information that is in the registration statement. We omitted certain parts of the registration statement from this prospectus as permitted by the SEC. We refer you to the registration statement and its exhibits for additional information about us and the securities that may be sold under this prospectus.

We have not authorized any dealer, agent or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or an accompanying prospectus supplement. This prospectus and the accompanying prospectus supplement, if any, do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement, if any, is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

References in this prospectus to “Akebia,” the “Company,” “we,” “us,” “our” and similar names are to Akebia Therapeutics, Inc. and its subsidiaries unless we state otherwise or the context otherwise requires.

ABOUT AKEBIA THERAPEUTICS, INC.

Akebia Therapeutics, Inc. is a biopharmaceutical company focused on developing and commercializing novel therapeutics for patients based on hypoxia-inducible factor, or HIF, biology, and building its pipeline while leveraging its development and commercial expertise in renal disease. HIF is the primary regulator of the production of red blood cells in the body, as well as other important metabolic functions. Pharmacologic modulation of the HIF pathway may have broad therapeutic applications. Akebia’s lead product candidate, vadadustat, is an oral therapy in Phase 3 development and has the potential to set a new standard of care in the treatment of anemia due to chronic kidney disease. Akebia’s management team has extensive experience in developing and commercializing drugs for the treatment of renal and metabolic disorders, as well as a deep understanding of HIF biology. This unique combination of HIF and renal expertise is enabling Akebia to advance a pipeline of HIF-based therapies to potentially address serious diseases.

Akebia was incorporated in 2007 under the laws of the State of Delaware. Our principal executive offices are located at 245 First Street, Suite 1100, Cambridge, MA, 02142. Our telephone number is (617) 871-2098 and our website address is www.akebia.com. The information contained in, and that can be accessed through, our website is not incorporated into and does not form a part of this prospectus.

RISK FACTORS

Investing in our securities involves a high degree of risk. See “Item 1A—Risk Factors” in our most recent Annual Report on Form 10-K incorporated by reference in this prospectus, in any subsequent Quarterly Report on Form 10-Q, and the “Risk Factors” section in the applicable prospectus supplement for a discussion of the factors you should carefully consider before deciding to purchase our securities.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the other documents we have filed with the SEC that are incorporated herein by reference contain forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, are forward-looking statements. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “designed,” “estimate,” “expect,” “forecast,” “future,” “goal,” “intend,” “likely,” “may,” “plan,” “possible,” “potential,” “predict,” “project,” “strategy,” “seek,” “should,” “target,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. In particular, you should consider the numerous risks described in our Annual Report on Form 10-K for the year ended December 31, 2017 and any subsequent Quarterly Reports on Form 10-Q, each incorporated by reference in this prospectus, and in the “Risk Factors” section in the applicable prospectus supplement (see “Where You Can Find More Information”).

Future results, levels of activity, performance and achievements may not match those expressed or implied in forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Unless required by law, we do not undertake, and we specifically disclaim any obligation to release publicly the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of events, whether or not anticipated. In that respect, we wish to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made.

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds we receive from our sale of the securities covered by this prospectus for general corporate purposes, which may include working capital, capital expenditures, research and development expenditures, clinical trial expenditures, commercial expenditures and possible acquisitions or in-licenses of product candidates. Additional information on the use of net proceeds we receive from the sale of securities covered by this prospectus may be set forth in the prospectus supplement relating to the specific offering. We would not receive proceeds from sales by our securities holders.

SELLING SECURITYHOLDERS

Selling securityholders are persons or entities that, directly or indirectly, have acquired or will from time to time acquire from us, our securities in various private transactions. Such selling securityholders may be parties to registration rights agreements with us, or we otherwise may have agreed or will agree to register their securities for sale. The initial purchasers of our securities, as well as their transferees, pledgees, donees or successors, all of whom we refer to as “selling securityholders,” may from time to time offer and sell the securities pursuant to this prospectus and any applicable prospectus supplement.

The applicable prospectus supplement will set forth the name of each selling securityholder and the number of and type of securities beneficially owned by such selling securityholder that are covered by such prospectus supplement. The applicable prospectus supplement will also disclose whether any of the selling securityholders have held any position or office with, have been employed by or otherwise have had a material relationship with us during the three years prior to the date of the prospectus supplement.

PLAN OF DISTRIBUTION

We and any selling securityholder may sell securities in any of the ways described below or in any combination:

•	to or through underwriters or dealers;

•	through one or more agents;

•	directly to purchasers or to a single purchaser; or

•	through a combination of any of these methods.

The distribution of the securities may be effected from time to time in one or more transactions:

•	at a fixed price, or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Each prospectus supplement will describe the method of distribution of the securities and any applicable restrictions.

The prospectus supplement will describe the terms of the offering of the securities.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers, and their compensation in a prospectus supplement. Only the agents or underwriters named in each prospectus supplement are agents or underwriters in connection with the securities being offered thereby.

DESCRIPTION OF CAPITAL STOCK

General

The following description of certain terms of our capital stock is intended as a summary only and is qualified in its entirety by reference to our Ninth Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, and to the applicable provisions of the Delaware General Corporation Law. We refer in this section to our Ninth Amended and Restated Certificate of Incorporation as our certificate of incorporation, and we refer to our Amended and Restated Bylaws as our bylaws.

Our authorized capital stock consists of 175,000,000 shares of our common stock, par value $0.00001 per share, and 25,000,000 shares of undesignated preferred stock, par value $0.00001 per share.

As of December 31, 2017, we had issued and outstanding:

•	47,612,619 shares of our common stock;

•

options to purchase a total of 3,660,014 shares of our common stock with a weighted-average exercise price of $9.47 per share, restricted stock units that vest into 728,738 shares of our common stock and warrants to purchase 509,611 shares of our common stock.

As of December 31, 2017, we had approximately 24 holders of record of our common stock.

Common Stock

Dividend Rights. Subject to preferences that may apply to shares of preferred stock outstanding at the time, holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available at the times and in the amounts as the Board of Directors may from time to time determine.

Voting Rights. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. Holders of shares of our common stock shall have no cumulative voting rights.

Conversion or Redemption Rights. Our common stock is neither convertible nor redeemable.

Liquidation Rights. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to receive pro rata our assets which are legally available for distribution, after payment of all debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.

Rights and Preferences. Holders of common stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Preferred Stock

Under our certificate of incorporation, we are authorized to issue up to 25,000,000 shares of preferred stock at $0.00001 par value per share. The preferred stock may be issued in one or more series, and the Board of Directors is expressly authorized (i) to fix the descriptions, powers, preferences, rights, qualifications, limitations and restrictions with respect to any series of preferred stock and (ii) to specify the number of shares of any series of preferred stock. As of December 31, 2017, there were no shares of preferred stock issued and outstanding.

The prospectus supplement relating to any preferred stock being offered will include specific terms relating to the offering.

Anti-Takeover Effects of Our Certificate of Incorporation and Our Bylaws

Our certificate of incorporation and bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of our company unless such takeover or change in control is approved by the Board of Directors.

These provisions include:

Classified Board. Our certificate of incorporation provides that our Board of Directors is divided into three classes of directors, with the classes as nearly equal in number as possible. As a result, approximately one-third of our Board of Directors is elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our Board. Our certificate of incorporation also provides that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors shall be fixed exclusively pursuant to a resolution adopted by our Board of Directors.

Action by Written Consent; Special Meetings of Stockholders. Our certificate of incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our certificate of incorporation and the bylaws also provide that, except as otherwise required by law, special meetings of the stockholders can be called only by or at the direction of the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors. Stockholders are not permitted to call a special meeting or to require the Board of Directors to call a special meeting.

Removal of Directors. Our certificate of incorporation provides that our directors may be removed only for cause by the affirmative vote of at least 75% of the votes that all our stockholders would be entitled to cast in an annual election of directors, voting together as a single class, at a meeting of the stockholders called for that purpose. This requirement of a supermajority vote to remove directors could enable a minority of our stockholders to prevent a change in the composition of our Board.

Advance Notice Procedures. Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the Board of Directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board of Directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although the bylaws do not give the Board of Directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of our company.

Super Majority Approval Requirements. The Delaware General Corporation Law generally provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless either a corporation’s certificate of incorporation or bylaws requires a greater percentage. A majority vote of our Board of Directors or the affirmative vote of holders of at least 75% of the total votes of the outstanding shares of capital stock of our company entitled to vote with respect thereto, voting together as a single class, are required to amend, alter, change or repeal the bylaws. In addition, the affirmative vote of the holders of at least 75% of the total votes of the outstanding shares of capital stock of our company entitled to vote with respect thereto, voting together as a single class, are required to amend, alter, change or repeal, or to adopt any provisions inconsistent with, any of the provisions in our certificate of incorporation relating to amendments to our certificate of incorporation and bylaws. This requirement of a supermajority vote to approve amendments to our bylaws and certificate of incorporation could enable a minority of our stockholders to exercise veto power over any such amendments.

Authorized but Unissued Shares. Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital and corporate acquisitions. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum. Our certificate of incorporation provides that, subject to limited exceptions, the state or federal courts located in the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law, our certificate of incorporation or our bylaws, or (iv) any other action asserting a claim against us that is governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and to have consented to the provisions of our certificate of incorporation described above. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against our directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could find the choice of forum provisions contained in our certificate of incorporation to be inapplicable or unenforceable.

Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock.

Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions: before the stockholder became interested, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 75% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances); or at or after the time the stockholder became interested, the business combination was approved by the Board of Directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Listing

Our common stock has been listed on The NASDAQ Global Market under the symbol “AKBA.”

DESCRIPTION OF WARRANTS

We may issue warrants to purchase shares of our common stock or preferred stock in one or more series together with other securities or separately, as described in each applicable prospectus supplement. Below is a description of certain general terms and provisions of the warrants that we and the selling securityholders may offer. Particular terms of the warrants will be described in the applicable warrant agreements and the applicable prospectus supplement for the warrants.

As of December 31, 2017, we had issued and outstanding 509,611 warrants to purchase shares of our common stock.

The applicable prospectus supplement will contain, where applicable, the following terms of and, other information relating to, the warrants:

•	the specific designation and aggregate number of, and the price at which we will issue, the warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	the designation, amount and terms of the securities purchasable upon exercise of the warrants;

•

if applicable, the exercise price for shares of our preferred stock, the number of shares of preferred stock to be received upon exercise, and a description of that class or series of our preferred stock;

•

the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if the warrants may not be continuously exercised throughout that period, the specific date or dates on which the warrants may be exercised;

•

whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

•	certain material U.S. federal income tax consequences, if applicable;

•	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

•	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	the anti-dilution provisions of the warrants, if any;

•	any redemption or call provisions;

•	whether the warrants are to be sold separately or with other securities as parts of units; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Transfer Agent and Registrar

The transfer agent and registrar for any warrants will be set forth in the applicable prospectus supplement.

DESCRIPTION OF UNITS

The applicable prospectus supplement will describe the terms of any units. The following description of units in the applicable prospectus supplement may not be complete and is subject to, and is qualified in its entirety by reference to, the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units that we will file with the SEC in connection with a public offering of units.

We may issue, in one or more series, units consisting of common stock, preferred stock, and/or warrants for the purchase of common stock and/or preferred stock in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities composing the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities composing the units; and

•	whether the units will be issued in fully registered or global form.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC for the securities offered by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information.

We are required to file annual and quarterly reports, current reports, proxy statements, and other information with the SEC. We make these documents publicly available, free of charge, on our website at www.akebia.com as soon as reasonably practicable after filing such documents with the SEC. The information contained on our website is not part of this prospectus. You can read our SEC filings, including the registration statement, on the SEC’s website at http://www.sec.gov. You also may read and copy any document we file with the SEC at its public reference facility at:

Public Reference Room

100 F Street N.E.

Washington, DC 20549

Please call the SEC at 1-800-732-0330 for further information on the operation of the public reference facilities.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus. We incorporate by reference into this prospectus the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, except for information “furnished” under Items 2.02, 7.01 or 9.01 on Form 8-K or other information “furnished” to the SEC which is not deemed filed and not incorporated in this prospectus, until the termination of the offering described in the applicable prospectus supplement. We hereby incorporate by reference the following documents:

•	our Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC on March 12, 2018; and

•

our Description of Common Stock, which is contained in the Registration Statement on Form 8-A, as filed with the SEC on March 12, 2014 and including any amendments or reports filed for the purpose of updating such description.

We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any and all of the documents which are incorporated by reference in this prospectus but not delivered with this prospectus (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Investor Relations

Akebia Therapeutics, Inc.

245 First Street, Suite 1100

Cambridge, Massachusetts 02142

(617) 871-2098

Copies of these filings are also available, without charge, on the SEC’s website at www.sec.gov and on our website at www.akebia.com as soon as reasonably practicable after they are filed electronically with the SEC. The information contained on our website is not a part of this prospectus.

LEGAL MATTERS

The validity of the issuance of the securities offered pursuant to this prospectus will be passed upon for us by Ropes & Gray LLP, Boston, Massachusetts. The validity of any securities will be passed upon for any underwriters or agents by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Akebia Therapeutics, Inc. appearing in Akebia Therapeutics, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2017 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.